Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF DUE TO PARTIAL PAYMENT OF PRINCIPAL DUE HEREUNDER.

Recon Technology, Ltd

Senior Convertible Note

Issuance Date: November 25, 2020	Original Principal Amount: U.S. $

FOR VALUE RECEIVED, Recon Technology, Ltd, a Cayman Islands company (the “Company”), hereby promises to pay to _______ or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued on the Closing Date (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 23.

(1)               PAYMENTS OF PRINCIPAL AND INTEREST. The “Maturity Date” of this Note shall be May 25, 2021. The Company shall make six equal monthly payments of Principal and accrued Interest, commencing on December 25, 2020. Subject to adjustment due to early conversion or repayment, the initial monthly payment will be $________. Any remaining Principal and Interest shall be paid on the Maturity Date. The Company may prepay any portion of the outstanding Principal, accrued and unpaid Interest, if any; provided, however, that any such payments will be made pro rata among all Holders of the Notes. There will be no penalty for early payments. The Company shall have the option at each payment date (including in the event of early payments) to make such payment of Principal and Interest in (a) cash, (b) Shares at the Conversion Price or (c) a combination of cash or Shares at the Conversion Price. The number of Ordinary Shares payable hereunder if paid at the Conversion Price shall be calculated pursuant to Section 3(b) hereof. The Company shall not issue any fraction of an Ordinary Share. If an issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall pay such fractional amount in cash.

(2)               INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a calendar year and the actual number of days elapsed and shall be payable monthly in arrears beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being December 25, 2020.

(3)               CONVERSION OF NOTES. This Note shall be convertible into the Company’s Ordinary Shares, par value $0.0925 per share (the “Ordinary Shares”), on the terms and conditions set forth in this Section 3.

(a)               Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Ordinary Shares in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of an Ordinary Share upon any conversion. If the issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall pay such fractional amount in cash.

(b)             Conversion Rate. The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)               “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)              “Conversion Price” means $0.71, which is equal to 60% of the ten (10) day volume weighted closing price of the Company’s Ordinary Shares for the ten (10) trading days ended on November 23, 2020.

(c)               Mechanics of Conversion.

(i)               Optional Conversion. To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 10:00 a.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the fifth (5th) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (A) (1) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the shares are eligible for legend removal, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the shares are not eligible for legend removal, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled and (B) pay to the Holder in cash, by wire transfer of immediately available funds, an amount equal to the sum of (1) the accrued and unpaid Interest on the Conversion Amount and Late Charges, if any, on such Conversion Amount and Interest through the Conversion Date and (2) the applicable Make-Whole Amount. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than ten (10) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date.

(ii)              Recording; Book-Entry. The Company shall maintain a register (the “Record”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Recorded Notes”). The entries in the Record shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is set forth in the Record as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Recorded Note may be assigned or sold in whole or in part only by recording such assignment or sale on the Record. Upon its receipt of a request to assign or sell all or part of any Recorded Note by a Holder, the Company shall record the information contained therein in the Record and issue one or more new Recorded Notes in the same aggregate principal amount as the principal amount of the surrendered Recorded Note to the designated assignee or transferee pursuant to Section 14. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iii)             Partial Conversion; Disputes. In the event that the Company receives a Conversion Notice and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert so much of such holder’s portion of its Notes submitted for conversion as is permitted under the terms hereof. In the event of a dispute as to the number of Ordinary Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Ordinary Shares not in dispute.

(d)               Limitations on Conversions.

(i)                Beneficial Ownership. The Holder understands that upon any issuance of Ordinary Shares by the Company, the Holder will be solely responsible to determine whether such issuance has caused the Holder to own in excess of five percent (5%) of the Company’s issued and outstanding Ordinary Shares. In the event the Holder owns more than five percent (5%) of the Company’s Ordinary Shares, such Holder will be required to file a Schedule 13G or a Schedule 13D, as may be applicable. In addition, the Holder understands that, in the event such Holder owns ten percent (10%) of the Company’s issued and outstanding Ordinary Shares, such Holder will be considered an Affiliate, as such term is defined by Section 405 of the Securities Act of 1933 (the “Securities Act”). The Holder understands that an Affiliate will need to follow more stringent rules in connection with the sale of any securities of the Company pursuant to Rule 144 of the Securities Act and that such requirements could result in sales taking longer to effect or being impossible to complete at times when a Nonaffiliate could sell such shares.

(ii)              Principal Market Regulation. The Company shall not be obligated to issue any Ordinary Shares upon conversion of this Note if the issuance of such Ordinary Shares would exceed the aggregate number of Ordinary Shares which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of such Principal Market for issuances of Ordinary Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no Holder of the Notes shall be issued in the aggregate, upon conversion or exercise or otherwise, as applicable, of Notes or Warrants, Ordinary Shares in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to a Holder on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Holders on the Closing Date (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Notes, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of Ordinary Shares which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of Ordinary Shares actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(e)               Payment in Lieu of Conversion Above Exchange Cap Limitation. If at any time while this Note is outstanding, the Holder delivers a Conversion Notice, and as a result of the application of the Exchange Cap, the Company is unable to issue any Ordinary Shares upon such conversion at the applicable Conversion Price, then the Company shall pay to the Holder, in cash, on or prior to the tenth (10th) Trading Day following delivery of such Conversion Notice, an amount equal to the product of (i) the number of Exchange Cap Limitation Shares and (ii) Conversion Price (the “Exchange Cap Redemption Payment”). If the Company shall fail to pay to the Holder the Exchange Cap Redemption Payment, as applicable, on or prior to the date such payment is due, the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice or for which the Holder has not received the Exchange Cap Redemption Payment.

(f)                Registration of Ordinary Shares Underlying Note. The Company will use its reasonable best efforts to register the Shares underlying the Notes for resale by the Holder. The Holder acknowledges and agrees that the registration of Shares underlying the Notes may require one or more registration statements, and such Investors understand that they will bear all investment risk in connection with the Notes and underlying Shares. Additionally, the Investors understand that, to the extent the Shares are not registered, it may be more difficult to sell such Shares, if such sales are even possible. The Company will bear the costs in connection with the filing and maintenance of effectiveness of the registration statements, including payment of any filing and other fees.

(4)               RIGHTS UPON EVENT OF DEFAULT.

(a)               Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)               the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Ordinary Shares within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into Ordinary Shares that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(d);

(ii)              the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least fifteen (15) Business Days;

(iii)            any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries other than with respect to any Other Notes;

(iv)             the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v)              a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vi)            the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days; or

(vii)            any breach or failure in any respect to comply with Section 10 of this Note.

(5)               RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)               Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b)               Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the Ordinary Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Ordinary Shares had such Ordinary Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Ordinary Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(6)               RIGHTS UPON ISSUANCE OF OTHER SECURITIES. If the Company at any time on or after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(7)               NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(8)               RESERVATION OF AUTHORIZED SHARES.

(a)               Reservation. So long as any of the Notes are outstanding, the Company shall initially reserve out of its authorized and unissued Ordinary Shares a number of Ordinary Shares for each of the Notes equal to 100% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. The number of Ordinary Shares reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the closing of the purchase of this Note or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any Ordinary Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders; provided the Company shall not be obligated to reserve an aggregate number of Ordinary Shares hereunder in excess of the maximum calculated pursuant to subpart (ii) of this Section 8(a).

(b)               Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Ordinary Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred (100) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal.

(9)              VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by Cayman Islands law and as expressly provided in this Note.

(10)           TRADING IN COMPANY ORDINARY SHARES. Neither the Holder, nor any of its affiliates have an open short position in the Ordinary Shares of the Company, and the Holder agrees that it will not, and that it will cause its affiliates not to, engage in any short sales with respect to the Shares while any portion of this Note remains outstanding.

(11)           NOTE RANK. All payments due under this Note shall rank pari passu with all Other Notes.

(12)           PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Ordinary Shares to the same extent as if the Holder had converted this Note into Ordinary Shares (without regard to any limitations on conversion herein or elsewhere) and had held such Ordinary Shares on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Ordinary Shares.

(13)           VOTE TO CHANGE THE TERMS OF NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

(14)           TRANSFER. This Note and any Ordinary Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

(15)           REISSUANCE OF THIS NOTE.

(a)               Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)               Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.

(c)               Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d) and in principal amounts of at least $500,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)               Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(16)           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(17)           CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18)           FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19)           NOTICES; PAYMENTS.

(a)               Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given at the address provided by the Holder, on the one hand, and on file for the Company with the SEC, on the other hand. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any pro rata subscription offer to holders of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)               Currency. All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in United States dollars. All amounts denominated in other currencies shall be converted in the United States dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into United States dollars pursuant to this Note, the United States dollar exchange rate as published in The Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)               Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(20)           JUDGMENT CURRENCY.

(a)               If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 19 referred to as the “Judgment Currency”) an amount due in United States dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

(i)                the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)              the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 19(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b)               If in the case of any proceeding in the court of any jurisdiction referred to in Section 19(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)               Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

(21)           MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

(22)           CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(23)           GOVERNING LAW; JURISDICTION; JURY TRIAL. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Virginia. The Company hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in the City of Richmond for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

(24)           CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)               “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of Beijing are authorized or required by law to remain closed.

(b)               “Closing Date” shall mean November 25, 2020, which date is the date the Company initially issued Notes pursuant hereto.

(c)               “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(d)               “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(e)               “Exchange Cap Limitation Shares” means, with respect to any Conversion Notice, a number of Ordinary Shares equal to the quotient of (i) the Conversion Amount set forth in such Conversion Notice that cannot be converted due to the Exchange Cap divided by (ii) the Conversion Price.

(f)                “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Ordinary Shares or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

(g)               “GAAP” means United States generally accepted accounting principles, consistently applied.

(h)               “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(i)                 “Interest Rate” means twelve percent (12%) annually.

(j)                 “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose capital stock is quoted or listed on the Principal Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(k)               “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l)                 “Principal Market” means The NASDAQ Capital Market.

(m)             “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(n)               “SEC” means the United States Securities and Exchange Commission.

(o)               “Subscription Date” means November 25, 2020.

(p)               “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose Ordinary Shares or equivalent equity security is quoted or listed for trading on the Principal Market, Successor Entity shall mean such Person’s Parent Entity.

(q)               “Trading Day” means any day on which the Ordinary Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares is then traded; provided that “Trading Day” shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(r)                “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(25)           DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall as soon as possible but in any event within four (4) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 6-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

Recon Technology, Ltd

By:
Name: Shenping Yin
Title: Chief Executive Officer

EXHIBIT I

Recon Technology, Ltd

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Recon Technology, Ltd (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Ordinary Shares par value $0.0925 per share (the “Ordinary Shares”) of the Company, as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:
Please confirm the following information:
Conversion Price:	$0.71
Number of Ordinary Shares to be issued:
Please issue the Ordinary Shares into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:
Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Computershare to issue the above indicated number of Ordinary Shares in accordance with the Transfer Agent Instructions dated November 25, 2020 from the Company and acknowledged and agreed to by Computershare.

Recon Technology, Ltd

By:
Name: Shenping Yin
Title: Chief Executive Officer